                                                                      EXHIBIT 99

                       DiVall Insured Income Fund, L.P.
                                QUARTERLY NEWS

===============================================================================
A publication of The Provo Group, Inc.                      THIRD QUARTER 1997



THIRD-PARTY SOLICITORS...Are They Really "Long-Term" Investors or Merely "Quick" Profiteers on Your Interests?
Madison, Wisconsin

Over the last year or so, a third-party solicitor may have either telephoned you or mailed you a "teaser" piece inquiring about the purchase of your interests in DiVall Insured Income Fund Limited Partnership (the "Partnership").

At the time, you may have either ignored the inquiry or you may have agreed to sell your interests to this third-party solicitor -- most likely without first discussing alternatives with a secondary market broker.

So, you ask...third-party solicitors??...secondary market brokers?? What's the difference? Both parties want my interests for a discounted rate - what does it matter to whom I choose to sell?

Quite simply, it is your choice, however, you may be interested in knowing that the third-party solicitations you may receive are not regulated by the Securities Exchange Commission (S.E.C.).

The secondary market is "highly" regulated by the S.E.C. - offering liquidation opportunities to investors for years at competitive pricing.

Perhaps, even more interesting is that many third-party solicitors who indicate that they are interested in your units for their own "investment purposes" (and may offer to relieve you of the "headache" of filing Schedule K-1's or provide you with a one time "opportunity for liquidation") are not necessarily serious long-term investors.

It appears that many of these solicitors are merely "quick profiteers" on your heretofore patiently held interests...selling those very same interests they purchased from you on the secondary market within months.

How much is a third-party solicitor making on your interests? Here's an "example" based on a single unit which was initially purchased by you for $1,000:

Unit (Purchased) by Solicitor:           $(400.00)

Distributions Paid to Solicitor:            43.00
Unit Sold by Solicitor (after 9 mos.):     483.00
                                          -------

Profit Made by Solicitor:                 $126.00
                                          =======

Could you have received a higher selling rate in the secondary market?...Perhaps. (The above example shows an annualized return of over 40%!)

Will a secondary market broker earn a commission or make a profit?...Most likely.

Again you ask...what's the difference?

The difference is that you always have a choice and you always have a right to
                           ------                       ------
ask for more information.

As your General Partner, we can not act as your financial advisor nor can we be
the "gatekeepers" of your interests.   We simply try to keep you informed.


                     _____________________________________
                              OTHER NEWS INSIDE...

 .    Boatmen's Ruling Appealed.................. Restoration Highlights, pg 4
 .    Colorado Land Contract Pending................ Property Highlights, pg 3
 .    DenAmerica's  Leases Terminating?............. Property Highlights, pg 3
 .    "High Interest" Debt Paid Off..... Statements of Income Highlights, pg 2

Page 2                             DiVall 1                              3 Q


                           =========================

                            Distribution Highlights

 .  8.4% (approx.) annualized return       .  $19.00 per unit (approx.) for the
   from operations and other sources         Third Quarter 1997.
   based on $22,746,000 ("net"
   remaining initial investment).         .  $877.00 to $774.00 range of
                                             distributions per unit from the first
 .  $475,000 "total" amount distributed       unit sold to the last unit sold
   for the Third Quarter 1997 which was      before the offering closed (March
   $100,000 more than budgeted               1988), respectively.
   primarily due to a tenant's cured
   delinquency and lower than expected       [NOTE: Distributions are from both
   vacancies.                                cash flow from operations and "net"
                                             cash activity from financing and
                                             investing activities.]

                (Original units were purchased for $1,000/unit.)

                           =========================

                 Statements of Income and Cash Flow Highlights

 .  8% increase in         .  2% increase in total    .  12% increase in
   operating revenues        expenses from              "net" income from
   from projections.         projections.               projections.

 .  Percentage rents       .  Tenant repairs were     .  Excess cash in the
   were higher than          $6,000 more than           amount of $75,000
   budgeted and              projected for the          was used to pay off
   vacancies were            Third Quarter 1997.        the "high interest"
   lower than expected                                  note that the
   which can be                                         Partnership had with
   attributed to the                                    Riverside Bank
   $39,000 increase of                                  (Minnesota) during
   rental income at                                     the quarter.
   September 30, 1997.

Page 3                             DiVall 1                               3 Q


                            =======================

                              Property Highlights


                                   Vacancies
                                   ---------

 .    Denny's restaurant (Beaver Dam, WI) was vacant at September 30, 1997.  The tenant of this property, DenAmerica Corporation, vacated the property at the end of December 1996.
       (NOTE: Refer to "Other Property Matters" below for further discussion.)

                                Rents Receivable
                                ----------------

           There were no rental delinquencies at September 30, 1997.

                             Other Property Matters
                             ----------------------

 .    Last quarter, the Partnership received a $235,000 offer to purchase the vacant land in Colorado. Management has since executed a sales contract from the prospective buyer and has scheduled the closing for the end of November 1997.

 .    As mentioned above, DenAmerica Corporation vacated and closed their Beaver
     Dam, Wisconsin restaurant. Subsequently, this tenant was defaulted and management is considering DenAmerica's proposal to terminate the Beaver Dam, Wisconsin lease and modify the remaining DenAmerica leases that currently pay straight percentage rent versus fixed rent. The other consideration to assign BW-3's (Hopkins, MN) restaurant sub-lease directly to the Partnership has been withdrawn.

     The status of these requests are as follows:

     Denny's - Beaver Dam, WI -  Lease termination agreement out for execution.
     ------------------------    Termination includes a payment of all charges
                                 through 12/31/97; equipment lease buy-out;
                                 plus, payment of 1997 real estate taxes.

     Denny's - Hopkins, MN -     Previous negotiations to terminate this lease
     ---------------------       have been withdrawn.

     Denny's - Peoria, AZ -      Lease modification negotiations have ceased
     --------------------        until the lease termination agreements and fees
                                 have been fully executed and paid.

     Denny's Glendale, AZ -      Lease modification negotiations have ceased
     --------------------        until the lease termination agreements and fees
                                 have been fully executed and paid.

Page 4                              DiVall 1                              3 Q


                            ========================

                             Restoration Highlights

 .  There were no recoveries received     .  The Partnership received a
   during the Third Quarter 1997.           "favorable" ruling for its case
                                            against  Boatmen's First National
                                            Bank of Kansas City which went to
 .  "Total" recoveries received to date      trial on June 23, 1997.
   for the Partnership are                  Boatmen's has appealed this ruling.
   approximately $668,000.
                                            (NOTE: The Partnership is awaiting
                                            the outcome of this appeal before any
                                            recovery is recorded.)

                            ========================

                               Return of Capital


The following table has been updated to present the breakdown of distributions since the Partnership's first quarterly distribution, for the period ended December 31, 1986 through September 30, 1997.

================================================================================

                                                  Distribution     Capital
                                                  ------------     -------
                                                    Analysis       Balance
                                                    --------       -------

     Original Capital Balance                          -         $25,000,000
     Cash Flow From Operations Since Inception    $ 18,537,378        -
     Total Distributions Since Inception           (20,791,740)       -
                                                  ------------

     (Return) of Capital                          $ (2,254,362)   (2,254,362)
                                                  ============   -----------

     "Net" Remaining Initial Investment
          by Original Partners                          -        $22,745,638
                                                                 ===========

================================================================================

    (NOTE: For a more individualized discussion of return of capital contact
                              Investor Relations.)

Page 5                              DiVall 1                              3 Q


                           ==========================

                                 Advisory Board

The seventeenth Advisory Board meeting was held November 4 and 5, 1997. The following new Board members were given a comprehensive orientation of the Partnerships' affairs.

     . Mr. Robert White was nominated by the Limited Partners and selected to represent DiVall Insured Income Fund, L.P. and will serve a two (2) year term.

     . Mr. Albert Gerritz was nominated by the Limited Partners and selected to represent DiVall Income Properties 3, L.P. and will serve a two (2) year term.

     . Mr. Steven Carson was nominated and selected by the selling broker firms of DiVall Insured Income Fund, L.P.; DiVall Insured Income Properties 2, L.P.; and DiVall Income Properties 3, L.P. to represent the brokerage community and will serve a two (2) year term.

These new members replaced Mr. Gerhard Zoller (DiVall 1); Dr. Albert Eschen (DiVall 3); and Mr. Todd Witthoeft (Broker Dealer) whose terms expired September 30, 1997.

The member carrying over from the prior Board is Mr. Richard Otte, representing DiVall Insured Income Properties 2, L.P. Mr. Otte will serve the remaining year of his two (2) year term.

For further information regarding the new Advisory Board members, please refer to the enclosed biographical summaries.

                           ==========================

                              Questions & Answers

1.  When can I expect to receive my           2.  When will 1997 per unit values be
    Schedule K-1 for 1997?                        available for my investment in the
                                                  Partnership?
    Our current schedule for mailing all
    1997 Schedule K-1's for your                  The Partnership's 1997 "year-end"
    Partnership and its affiliated                valuation information is tentatively
    partnerships is no later than March 13,       scheduled to be available by the First
    1998.                                         Quarter 1998.  We will include this
                                                  information in our 1997 Annual
                                                  Report which we plan to  mail by early
                                                  April 1998.

Page 6                              DiVall 1                             3 Q


                            =======================

                          Questions & Answers (contd.)

3.  Why do I receive solicitations to     4.  When can I expect my next
    buy my interests?                         distribution mailing?

    As discussed earlier in this              Your next distribution correspondence
    correspondence, any solicitations         for the Fourth Quarter of 1997 is
    that you may receive to buy your          scheduled to be mailed on February
    interests are a result of a               13, 1998.
    third-party (not affiliated with
    TPG, Inc.) who is interested in
    acquiring units at a discounted
    rate.  As General Partner, we
    encourage you to review all of your
    options.



                                     * * *



================================================================================

 For questions or additional information, please contact Investor Relations at:
                        1-800-547-7686 or 1-608-244-7661

                All written inquiries may be mailed or faxed to:
                             The Provo Group, Inc.

              Post Office Box 8673             1410 Northport Drive
          Madison, Wisconsin 53708-8673      Madison, Wisconsin 53704

                               (FAX 608-244-7663)

================================================================================

                        DIVALL INSURED INCOME FUND L.P.
                  STATEMENTS OF INCOME AND CASH FLOW CHANGES
              FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 1997

                                                                     PROJECTED      ACTUAL     VARIANCE
                                                                        3RD          3RD         CASH
                                                                      QUARTER      QUARTER      BETTER
                                                                      9/30/97      9/30/97      (WORSE)
                                                                     ---------    ---------    ---------
OPERATING REVENUES
    Rental income                                                    $ 494,194    $ 532,896    $  38,702
    Direct financing interest                                            4,274        4,274            0
    Interest income                                                     10,500       12,024        1,524
    Recoveries of Amounts Previously Written Off                             0            0            0
    Other income                                                             0        2,115        2,115
                                                                     ---------    ---------    ---------
TOTAL OPERATING REVENUES                                             $ 508,968    $ 551,309    $  42,341
                                                                     ---------    ---------    ---------
OPERATING EXPENSES
    Insurance                                                        $   4,596    $   4,143    $     453
    Management fees                                                     23,454       23,520          (66)
    Restoration fees                                                         0            0            0
    Overhead allowance                                                   1,953        1,897           56
    Advisory Board                                                       3,900        3,603          297
    Administrative                                                      10,366        8,754        1,612
    Professional services                                                3,110        8,324       (5,214)
    Auditing                                                            10,755       10,755            0
    Legal                                                                7,500        5,105        2,395
    Property repairs                                                         0        6,315       (6,315)
    Defaulted tenants                                                    1,900          500        1,400
                                                                     ---------    ---------    ---------
TOTAL OPERATING EXPENSES                                             $  67,534    $  72,916    $  (5,382)
                                                                     ---------    ---------    ---------
INTEREST EXPENSE                                                     $  23,248    $  20,115    $   3,133
                                                                     ---------    ---------    ---------
INVESTIGATION AND RESTORATION EXPENSES                               $     387    $   1,363    $    (976)
                                                                     ---------    ---------    ---------
NON-OPERATING EXPENSES
    Depreciation                                                     $  87,555    $  87,591    $     (36)
    Amortization                                                         2,616        3,077         (461)
                                                                     ---------    ---------    ---------
TOTAL NON-OPERATING EXPENSES                                         $  90,171    $  90,668    $    (497)
                                                                     ---------    ---------    ---------
TOTAL EXPENSES                                                       $ 181,340    $ 185,062    $  (3,722)
                                                                     ---------    ---------    ---------
NET INCOME                                                           $ 327,628    $ 366,247    $  38,619

OPERATING CASH RECONCILIATION:                                                                 VARIANCE
                                                                                               ---------
    Depreciation and amortization                                       90,171       90,668          497
    (Increase) Decrease in current assets                              (41,336)       4,873       46,209
    Increase (Decrease) in current liabilities                             919       11,007       10,088
    G.P. distribution                                                   (1,311)      (1,449)        (138)
    Cash reserved for payables                                          (1,000)      50,000       51,000
    Advance from (to) future cash flows for current distributions       (7,000)           0        7,000
                                                                     ---------    ---------    ---------
    Net Cash Provided From Operating Activities                      $ 368,071    $ 521,346    $ 153,275
                                                                     ---------    ---------    ---------
CASH FLOWS FROM (USED IN) INVESTING AND FINANCING ACTIVITIES
    Recoveries from former G.P. affiliates                                   0            0            0
    Principal received on equipment leases                              14,656       30,430       15,774
    Investment in buildings and improvements                                 0            0            0
    Principal payments on mortgage notes                                  (382)     (75,310)     (74,928)
                                                                     ---------    ---------    ---------
Net Cash Provided from Investing And Financing Activities            $  14,274    $ (44,880)   $ (59,154)
                                                                     ---------    ---------    ---------
Total Cash Flow For Quarter                                          $ 382,345    $ 476,466    $  94,121

Cash Balance Beginning of Period                                       843,895      882,052       38,157
Less 2nd quarter distributions paid 8/97                              (375,000)    (375,000)           0
Plus cash reserved above for payables and future distributions           8,000      (50,000)     (58,000)
                                                                     ---------    ---------    ---------
Cash Balance End of Period                                           $ 859,240    $ 933,518    $  74,278


Cash reserved for 3rd quarter L.P. distributions                      (375,000)    (475,000)    (100,000)
Cash reserved for payment of payables and future distributions        (342,000)    (325,000)      17,000
                                                                     ---------    ---------    ---------
Unrestricted Cash Balance End of Period                              $ 142,240    $ 133,518    $  (8,722)
                                                                     =========    =========    =========
                                                                     PROJECTED      ACTUAL      VARIANCE
                                                                     ---------    ---------    ---------
*  Quarterly Distribution                                            $ 375,000    $ 475,000    $ 100,000
   Mailing Date                                                       11/15/97    (enclosed)       -


* Refer to distribution letter for detail of quarterly distribution.

                                                                                    -------------------------------------------
PROJECTIONS FOR                               DIVALL INSURED INCOME FUND L.P.       ORIGINAL EQUITY                 $25,000,000
DISCUSSION PURPOSES                               1997 PROPERTY SUMMARY             NET DISTRIBUTION OF CAPITAL
                                               AND RELATED ESTIMATED RECEIPTS         SINCE INCEPTION                $2,254,362
                                                                                                                    -----------
                                                                                    CURRENT EQUITY                  $22,745,638
   PORTFOLIO                                                                        -------------------------------------------
                                             ------------------------------------
                                                           REAL ESTATE                                 EQUIPMENT
                                             ------------------------------------   ---------------------------------------------

--------------------------------------                         BASE         %           LEASE                   LEASE *       % *
   CONCEPT           LOCATION                  COST            RENT       YIELD      EXPIRATION      COST     RECEIPTS     RETURN
--------------------------------------       -----------------------------------     --------------------------------------------
   RIO BRAVO         GRAND FORKS, ND            984,801        100,000     10.15%
   CHI CHI'S         EAU CLAIRE, WI           1,042,730        136,260     13.07%

   VACANT LAND       COL. SPRINGS, CO           356,549              0      0.00%

   DENNY'S  **       GLENDALE, AZ             1,105,926         90,000      8.14%                     68,744         0      0.00%
   DENNY'S  **       SCOTTSDALE, AZ           1,051,157         90,000      8.56%                     40,553         0      0.00%
   DENNY'S  **       MESA, AZ                 1,028,036         90,000      8.75%                     39,218         0      0.00%
   DENNY'S  **       PEORIA, AZ               1,105,926         90,000      8.14%                     58,781         0      0.00%
   BW-III            HOPKINS, MN                795,050         66,000      8.30%     1/15/2000      190,000    37,860     19.93%
   DENNY'S           BEAVER DAM, WI             659,299         66,000     10.01%     3/31/2000      190,000    37,860     19.93%

   FAZOLI'S          DES MOINES, IA             565,476         45,500      8.05%                     39,600         0      0.00%

   HARDEE'S          FOND DU LAC, WI          1,026,931         72,000      7.01%

   POPEYE'S          CHICAGO, IL                473,968         63,180     13.33%
   POPEYE'S          CHICAGO, IL                610,893         81,420     13.33%
   POPEYE'S          CHICAGO, IL                484,501         64,620     13.34%
   POPEYE'S          CHICAGO, IL                610,893         81,420     13.33%
   POPEYE'S          CHICAGO, IL                437,105         58,260     13.33%
   POPEYE'S          CHICAGO, IL                631,958         84,180     13.32%
   POPEYE'S          CHICAGO, IL                579,295         77,280     13.34%

   BJ's MARKET       CHICAGO, IL                905,807         60,000      6.62%

   TACO CABANA       ARLINGTON, TX            1,474,569        132,000      8.95%
   TACO CABANA       DALLAS, TX               1,369,243        132,000      9.64%
   TACO CABANA       DALLAS, TX               1,257,596        132,000     10.50%
   TACO CABANA       DALLAS, TX               1,308,153        132,000     10.09%
--------------------------------------       ------------------------------------  ----------------------------------------------



--------------------------------------       ------------------------------------                    ----------------------------
   PORTFOLIO TOTALS (23 Properties)          19,865,862      1,944,120      9.79%                    626,896    75,720     12.08%
--------------------------------------       ------------------------------------                    ----------------------------


                                                                                               --------------
                                                ------------------------------------              TOTAL %
                                                               TOTALS                          ON $22,745,638
                                                ------------------------------------               EQUITY
--------------------------------------                                                             RAISE
   CONCEPT           LOCATION                       INVESTED  RECEIPTS *     RETURN *
--------------------------------------          ------------------------------------           --------------
   RIO BRAVO         GRAND FORKS, ND                 984,801      100,000      10.15%
   CHI CHI'S         EAU CLAIRE, WI                1,042,730      136,260      13.07%

   VACANT LAND       COL. SPRINGS, CO                356,549            0       0.00%

   DENNY'S  **       GLENDALE, AZ                  1,174,670       90,000       7.66%
   DENNY'S  **       SCOTTSDALE, AZ                1,091,710       90,000       8.24%
   DENNY'S  **       MESA, AZ                      1,067,254       90,000       8.43%
   DENNY'S  **       PEORIA, AZ                    1,164,707       90,000       7.73%
   BW-III            HOPKINS, MN                     985,050      103,860      10.54%
   DENNY'S           BEAVER DAM, WI                  849,299      103,860      12.23%

   FAZOLI'S          DES MOINES, IA                  605,076       45,500       7.52%

   HARDEE'S          FOND DU LAC, WI               1,026,931       72,000       7.01%

   POPEYE'S          CHICAGO, IL                     473,968       63,180      13.33%
   POPEYE'S          CHICAGO, IL                     610,893       81,420      13.33%
   POPEYE'S          CHICAGO, IL                     484,501       64,620      13.34%
   POPEYE'S          CHICAGO, IL                     610,893       81,420      13.33%
   POPEYE'S          CHICAGO, IL                     437,105       58,260      13.33%
   POPEYE'S          CHICAGO, IL                     631,958       84,180      13.32%
   POPEYE'S          CHICAGO, IL                     579,295       77,280      13.34%

   BJ's MARKET       CHICAGO, IL                     905,807       60,000       6.62%

   TACO CABANA       ARLINGTON, TX                 1,474,569      132,000       8.95%
   TACO CABANA       DALLAS, TX                    1,369,243      132,000       9.64%
   TACO CABANA       DALLAS, TX                    1,257,596      132,000      10.50%
   TACO CABANA       DALLAS, TX                    1,308,153      132,000      10.09%
--------------------------------------            -----------------------------------
--------------------------------------            -----------------------------------          ------------
   PORTFOLIO TOTALS (23 Properties)               20,492,758    2,019,840       9.86%                 8.88%
--------------------------------------            -----------------------------------          ------------

OUTSTANDING DEBT

                                             -----------------------------------                   ------------------------------
                                              AMOUNT        ANNUAL      CURRENT                     AMOUNT     ANNUAL   CURRENT
------------------------------------           OWED          DEBT       INTEREST                     OWED       DEBT    INTEREST
   MORTGAGED PROPERTIES                      9/30/97        SERVICE       RATE                     9/30/97    SERVICE     RATE
------------------------------------         ------------------------------------                  ------------------------------
------------------------------------
   DENNY'S           BEAVER DAM, WI             247,998         73,517      8.50%
   MULTIPLE STORES***AZ, TX                     600,000              0      8.50%
------------------------------------         ------------------------------------                   -----------------------------
------------------------------------         ------------------------------------                   -----------------------------
   TOTALS                                       847,998         73,517     -                               0         0     -
------------------------------------         ------------------------------------                   -----------------------------
------------------------------------         ------------------------------------
   NET AFTER DEBT                            19,017,864      1,870,603      9.84%                    626,896    75,720     12.08%
------------------------------------         ------------------------------------                   -----------------------------



   OUTSTANDING DEBT
                                                  -----------------------
                                                    AMOUNT        ANNUAL
------------------------------------                 OWED          DEBT
   MORTGAGED PROPERTIES                            9/30/97       SERVICE
------------------------------------

------------------------------------              -----------------------
   DENNY'S           BEAVER DAM, WI                  247,998       73,517
   MULTIPLE STORES***AZ, TX                          600,000            0
------------------------------------              -----------------------
------------------------------------              -----------------------
   TOTALS                                            847,998       73,517
------------------------------------              -----------------------
------------------------------------              -----------------------  ----------         -------------
   NET AFTER DEBT                                 19,644,760    1,946,323       9.91%                 8.56%
------------------------------------              -----------------------  ----------         -------------


 *  A portion of the amounts disclosed include a return of principal.
** Rent is based on 12.5% of monthly sales. Rent projected for 1997 is based on
   1996 sales levels.
***Although the Partnership won its lawsuit against the lender that the debt is invalid, the lender, Boatmen's National Bank, has appealed the ruling.